Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of April 1, 2022, between Veoneer, Inc., a Delaware corporation, as issuer (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), to the Indenture, dated as of May 28, 2019, between such parties (the “Indenture”) governing the 4.00% Convertible Senior Notes due 2024 (the “Notes”). All references to the “Indenture” shall be to the Indenture and, as applicable, this Supplemental Indenture.

RECITALS

WHEREAS, the Company, the issuer of the Notes under the Indenture, and the Trustee have heretofore executed and delivered the Indenture;

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of October 4, 2021, by and among the Company, Qualcomm Incorporated (“Qualcomm”), a Delaware corporation, SSW Holdco LP, a Delaware limited partnership (“SSW”) and SSW Merger Sub Corp (“Merger Sub”), a Delaware corporation (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions contained in the Merger Agreement, each share of Common Stock, par value $1.00 per share (each, a “Share”), issued and outstanding immediately prior to the effective time of the Merger, will be converted into and shall thereafter represent only the right to receive $37.00 in cash per Share (the “Merger Consideration”);

WHEREAS, the Merger Consideration is to be paid to each holder of Shares without interest thereon and less any applicable withholding taxes;

WHEREAS, the merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “Merger”), has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the consummation of the Merger as contemplated by the Merger Agreement constitutes a Fundamental Change, a Make-Whole Fundamental Change and a Share Exchange Event under the terms of the Indenture;

WHEREAS, under Section 14.01(b) of the Indenture, at and after the effective time of a Merger, the right to convert each $1,000 principal amount of Notes shall be changed to a right to convert such Notes into cash, shares of Common Stock, a combination of cash and shares of Common Stock or other property or assets that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”);

WHEREAS, under the terms of the Merger Agreement, as a result of the Merger, the Company’s Common Stock was converted into a right to receive the Merger Consideration;

WHEREAS, Section 14.07(a) of the Indenture provides that, in connection with a Share Exchange Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture providing for the conversion and settlement of the Notes as set forth in the Indenture;

EXECUTION VERSION

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Supplemental Indenture, and the Company and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders, as follows:

AGREEMENT

SECTION 1.	Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

SECTION 2.	Settlement upon Conversion.

(a)
In accordance with Section 14.03 of the Indenture, and from and after the Effective Date of the Merger (the “Effective Date”), the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would have owned or been entitled to receive (the “Settlement Amount”), which shall be cash equal to approximately $1,658.26 per $1,000 principal amount of Notes based on a Conversion Rate of 44.8179 and reflecting the right to receive $37.00 in cash for each Share. Accordingly, any reference in respect of a holders’ conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive a cash amount equal to $37.00 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Settlement Amount.

(b)
Notwithstanding the foregoing, Holders that elect to convert their Notes at any time from the date hereof (being the Effective Date) until the close of business on the Business Day immediately prior to the Fundamental Change Repurchase Date to be specified in a Fundamental Change Company Notice to be delivered in connection with the Merger, shall be entitled to receive consideration equal to $1699.78 per $1,000 principal amount of converted Notes based on an increased Conversion Rate of 45.9400, as adjusted in accordance with Section 14.03 of the Indenture as a result of the Merger which constitutes a Make-Whole Fundamental Change.

SECTION 3.	Notes.

Each Note, with effect on and from the Effective Date, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Notes consistent with the terms of the Indenture, as amended by this Supplemental Indenture.

EXECUTION VERSION

SECTION 4.	Ratification and Effect.

Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the execution of this Supplemental Indenture, the Indenture shall be supplemented in accordance herewith, this Supplemental Indenture shall form a part of the Indenture for all purposes and each reference in the Indenture to the Indenture shall mean and be a reference to the Indenture as modified hereby.

SECTION 5.	Responsibility of the Trustee

The recitals in the Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

SECTION 6.	Governing Law.

THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE TRUST INDENTURE ACT IS APPLICABLE.

SECTION 7.	Conflicts.

To the extent of any inconsistency between the terms of the Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

SECTION 8.	Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby. The section headings are for convenience only and shall not affect the construction hereof. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

VEONEER INC.

By:	/s/ Eric Swanson
Name: Eric Swanson
Title: Secretary

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

VEONEER, INC.

By:
Name:
Title:

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Monique Lorean
Name: Monique Lorean
Title:Vice President